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                                                                 EXHIBIT (24)(C)


February 22, 2002



Mr. Michael D. VanHemert
Panhandle Eastern Pipe Line Company
5444 Westheimer Court
Houston, Texas  77056-5310



Panhandle Eastern Pipe Line Company is required to file an Annual Report on Form 10-K for the year ended December 31, 2001 with the Securities and Exchange Commission within 90 days after the end of the year.

We hereby make, constitute and appoint you our true and lawful attorney for each of us and in each of our names, places and steads to sign and cause to be filed with the Securities and Exchange Commission said Annual Report with any necessary exhibits, and any amendments thereto that may be required.




 /s/ William T. McCormick, Jr.
 --------------------------------
William T. McCormick, Jr.




 /s/ William J. Haener
 ---------------------------------
William J. Haener




 /s/ Preston D. Hopper
----------------------------------
Preston D. Hopper